Exhibit 3.15

ARTICLES OF INCORPORATION
OF
EMPI CORP.

The undersigned individual, being of full age, for the purpose of forming a corporation under and pursuant to Chapter 302A of the Minnesota Statutes, as amended, hereby adopts the following Articles of Incorporation:

ARTICLE 1 - NAME

1.1)                             The name of the corporation shall be Empi Corp.

ARTICLE 2 - REGISTERED OFFICE

2.1)                             The registered office of the corporation is located at 599 Cardigan Road, St. Paul, Minnesota 55126-3965.

ARTICLE 3 CAPITAL STOCK

3.1)                             Authorized Shares: Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 50,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation.

3.2)                             Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

3.3)                             Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

ARTICLE 4 - RIGHTS OF SHAREHOLDERS

4.1)                             No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

4.2)                             No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.

ARTICLE 5 - WRITTEN ACTION BY DIRECTORS

5.1)                             Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

ARTICLE 6 - MERGER. EXCHANGE. SALE OF ASSETS AND DISSOLUTION

6.1)                             Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

ARTICLE 7 - AMENDMENT OF ARTICLES OF INCORPORATION

7.1)                             Where approval of shareholders is required by law, after the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

ARTICLE 8 - LIMITATION OF DIRECTOR LIABILITY

8.1)                             To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE 9 - INCORPORATOR

9.1)                             The name and mailing address of the incorporator are as follows:

Thomas R. King
1100 International Centre
900 Second Avenue South
Minneapolis, Minnesota 55402

IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand this 12th day of March, 1999.

/s/ Thomas R. King
Thomas R. King, Incorporator